Exhibit 99.1


Enova Systems Raises US$18 Million on UK Listing
Wednesday July 27, 1:26 pm ET


TORRANCE,  Calif.--(BUSINESS  WIRE)--July 27,  2005--Enova  Systems OTCBB:ENOV -
News), a manufacturer and developer of electric, hybrid electric and fuel cell drive systems for automotive and stationary applications, announces that it has successfully listed on the London Stock Exchange's Alternative Investment Market
(AIM) in conjunction with a placement of 5.35 million common shares at 215 pence per share, equivalent to US$3.78 (post reverse split) per share to UK institutional investors resulting in net proceeds of approximately US$18 million.

The common stock sold in this sale, post the reverse split, trades on the AIM Market under the RIC Code "ENVS.L". Common shares currently trading on the NASDAQ OTCBB now trade under the ticker symbol "ENOV" in the U.S. and on the AIM Market under the RIC Code "ENV.L". The Company intends to seek listing on the American Stock Exchange as part of its strategy to increase financial market awareness and liquidity.

As a prerequisite of this placement and listing, the Company also executed a 1 for 45 reverse split of its common shares as of July 20, 2005. Post consolidation and placement of the new shares, Enova's issued and outstanding common stock is approximately 14.8 million shares.

The new capital will be used to strengthen the Company's balance sheet, accelerate research and development expenditure, further establish Enova's sales force, develop new marketing channels and expand its production capabilities.

President and CEO, Ed Riddell, stated, "The listing and funding demonstrates a strong vote of confidence for Enova's technology and potential. This, in addition to our significant anticipated sales growth, will raise our profile internationally and allow us to market our leading edge hybrid drive systems and digital power management solutions much more actively to our growing global customer base as well as assist us in maintaining a competitive technological edge."

Enova will reflect revenues of approximately US$1.8M on its financial statements for the six months ended June 30, 2005 in its Form 10-Q to be filed with the Securities and Exchange Commission on or before August 15, 2005. Furthermore, Enova currently maintains a backlog of product orders from customers of approximately $4.1M of revenues of which $2.5M is anticipated to be delivered and realized during the second half of 2005.

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Enova  has  relationships  with  and has  made  sales  to a  number  of  vehicle manufacturers and other interested parties including both Wrightbus and Eneco in the UK, First Auto Works, a major Chinese automotive manufacturer, EcoPower Technology in Italy, Tomoedenki of Japan, the City of New York, USA, Hyundai in South Korea, Ford Motor Company and several US and Hawaii government agencies.

Enova's market capitalization after the placement, which was underwritten by Investec UK, is expected to be GBP 31.7 million or approximately US$55 million. Trading commenced on AIM on July 26, 2005. Investec Bank (UK) Limited, acting through its divisions Investec Investment Banking and Investec Securities, is the Company's Nominated Adviser and Broker.

This news release contains forward-looking statements relating to Enova Systems and its products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. Such statements do not imply the future success of the Company or its products. These risks and uncertainties and other risks are detailed from time to time in Enova Systems' periodic filings with the Securities and Exchange Commission under the name Enova Systems, Inc., including but not limited to Enova's annual report on Form 10-K for the year ended December 31, 2004. Enova assumes no duty to update these statements.


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Contact:
     Enova Systems
     Financial/Investor Relations
     Larry Lombard, 310-527-3847
     llombard@enovasystems.com

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